ABERCROMBIE & FITCH CO. REPORTS FIRST QUARTER RESULTS

•Company delivered decade-high first quarter net sales led by 14% growth from Abercrombie brands
•Gross profit rate up 570 basis points over Q1 2022, driving operating margin above expectations
•Inventory levels down 20% year-over-year from supply chain recovery and return of chase capability
•Company increases full year outlook ranges on sales and operating margin

New Albany, Ohio, May 24, 2023: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the first quarter ended April 29, 2023. These compare to results for the first quarter ended April 30, 2022. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “Fiscal 2023 is off to a strong start with first quarter net sales and operating margin above our expectations. Net sales grew 3% to last year, led by Abercrombie brands where we grew 14%, achieving the highest first quarter sales in more than a decade. Abercrombie’s offering is resonating meaningfully with our target customer, setting several other sales records this quarter across genders, categories and geographies. Work continues in Hollister brands, where we managed a healthy business from a gross profit rate and inventory perspective and continued to improve the assortment as we prepare for the summer and back-to-school seasons. Both brands were able to deliver year-over-year AUR growth and lower freight costs, driving 570 basis points of gross profit rate improvement and a first quarter operating profit above our expectation.

Looking ahead, we remain cautiously optimistic on consumer demand and our ability to react to a dynamic macro environment, further supported by our strong balance sheet. We are managing inventory tightly and each brand is in a position to chase demand. Importantly, we are progressing on key, strategic investments across stores, digital and technology to deliver growth on both the top and bottom lines from 2022 levels consistent with our Always Forward Plan.”

Details related to reported net income (loss) per diluted share and adjusted net income per diluted share for the first quarter are as follows:

	2023	2022
GAAP	$0.32	$(0.32)
Excluded items, net of tax effect (1)	(0.06)	(0.05)
Adjusted non-GAAP	$0.39	$(0.27)
Impact from changes in foreign currency exchange rates (2)	—	(0.12)
Adjusted non-GAAP constant currency	$0.39	$(0.39)
(1)Excluded items consist of pre-tax store asset impairment charges.
(2)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the first quarter ended April 29, 2023 as compared to the first quarter ended April 30, 2022:
•Net sales of $836 million, up 3% as compared to last year on a reported basis and up 4% on a constant currency basis.
•Positive total company comparable sales of 3%.
•Gross profit rate of 61.0%, up approximately 570 basis points as compared to last year. The year-over-year improvement was primarily driven by a benefit of 760 basis points from lower freight costs and 230 basis points from year-over-year AUR growth partially offset by 320 basis points from higher cotton and raw material costs and 100 basis points from the adverse impact from foreign currency.
•Operating expense, excluding other operating income, net, up $16 million or 3% compared to last year, with increases in technology expenses and incentive-based compensation, partially offset by lower digital marketing and fulfillment expenses. Operating expense as a percentage of sales increased to 57.3% from 57.0% last year.
•     Operating income of $34 million and $38 million on a reported and adjusted non-GAAP basis, respectively, as compared to operating loss of $10 million and $6 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net income per diluted share of $0.32 on a reported basis and net income per diluted share $0.39 on an adjusted non-GAAP basis, as compared to net loss per diluted share last year of $0.32 and $0.27 on a reported and adjusted non-GAAP basis, respectively.

Net Sales
Net sales by brand and region for the first quarter are as follows:

(in thousands)	2023	2022	1 YR % Change	Comparable sales (1)
Net sales by brand:
Abercrombie (2)	436,044	383,928	14%	14%
Hollister (3)	$399,950	$428,834	(7)%	(6)%
Total company	$835,994	$812,762	3%	3%

Net sales by region: (4)	2023	2022	1 YR % Change	Comparable sales (1)
United States	$636,117	$585,106	9%	4%
EMEA	139,258	163,969	(15)%	(4)%
APAC	33,333	29,897	11%	22%
Other (5)	27,286	33,790	(19)%	(2)%
International	$199,877	$227,656	(12)%	0%
Total company	$835,994	$812,762	3%	3%
(1)    Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.
(2)    Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(3)    Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.
(4)    Net sales by geographic area are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(5)    Other includes all sales that do not fall within the United States, EMEA, or APAC regions, which are derived primarily in Canada.

Financial Position and Liquidity
As of April 29, 2023 the company had:
•Cash and equivalents of $447 million. This compares to cash and equivalents of $518 million and $468 million as of January 28, 2023 and April 30, 2022, respectively.
•Inventories of $448 million, a decrease of 20% compared to April 30, 2022.
•Long-term gross borrowings under the company’s senior secured notes of $300 million (the “Senior Secured Notes”) which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the “ABL Facility”) of $311 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $758 million. This compares to liquidity of $866 million and $783 million as of January 28, 2023 and April 30, 2022, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended April 29, 2023 are as follows:
•Net cash used for operating activities of $1 million.
•Net cash used for investing activities of $46 million.
•Net cash used for financing activities of $22 million.

Depreciation and amortization was $36 million for the year-to-date period ended April 29, 2023.

Fiscal 2023 Full Year Outlook
The following outlook replaces all previous full year guidance. For fiscal 2023, the company now expects:
•Net sales growth in the range of 2 to 4% from $3.7 billion in 2022. This is an increase to the previous outlook of up 1 to 3%. The current outlook assumes that Abercrombie will continue to outperform Hollister and the U.S. will continue to outperform International. Also, fiscal 2023 includes a 53rd week for reporting purposes, along with net store expansion. The 53rd week is estimated to add approximately $45 million to total net sales in the fourth quarter and full year of 2023.
•Operating margin to be in a range of 5 to 6%. This range improves from the previous outlook of 4 to 5%. The current outlook includes a benefit of around 250 basis points from full year 2022 levels on expected net improvement in freight and raw material costs, partially offset by modest operating margin deleverage from the combination of inflation and increased operating expense investment for the 2025 Always Forward Plan initiatives, including an upgrade of our retail merchandising ERP system.
•Effective tax rate to be in the high-30s. This replaces the previous outlook of mid-40s. The current outlook assumes the continued inability to realize benefits on certain expected tax losses incurred outside of the U.S., although to a lesser extent than the prior outlook provided.
•Capital expenditures of approximately $160 million.

Fiscal 2023 Second Quarter Outlook
For the second quarter of fiscal 2023, the company expects:
•Net sales growth to be in the range of 4 to 6% compared to fiscal second quarter 2022 level of $805 million.
•Operating margin to be in the range of 2 to 3% compared to breakeven in Q2 2022 period on expected net improvement in freight and raw material costs, partially offset by modest operating margin deleverage from the combination of inflation and increased operating expense investment for the 2025 Always Forward Plan initiatives, including an upgrade of our retail merchandising ERP system.
•Effective tax rate around 50% with the rate being sensitive to the jurisdictional mix and level of income.

Conference Call
Today at 8:30 a.m. ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the second quarter. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode.
https://register.vevent.com/register/BI65574737b0ef4784b2b4d305c8c1a298
A presentation of first quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 a.m. ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our second quarter and annual fiscal 2023 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets or estimates, whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to recent inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; risks related to geopolitical conflict, including the on-going hostilities in Ukraine, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to our failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to execute on our strategic and growth initiatives, including those outlined in our Always Forward Plan; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate, including as a result of earnings and losses generated from our international operations, may result in volatility in our results of operations; risks and uncertainty related to the COVID‐19 pandemic and any other adverse public health developments; risks associated with corporate responsibility issues; risks related to cybersecurity threats and privacy or data security breaches; and the potential loss or disruption to our information systems.

Other Information
This document includes certain adjusted non-GAAP financial measures where management believes it to be helpful in understanding the company's results of operations or financial position. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the "Reporting and Use of GAAP and Non-GAAP Measures" section. Sub-totals and totals may not foot due to rounding. Net income (loss) and net income (loss) per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

As used in this document, unless otherwise defined "Abercrombie brands" refers to the company's Abercrombie & Fitch and abercrombie kids brands and "Hollister brands" refers to the company's Hollister, Gilly Hicks, and Social Tourist brands.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering active lifestyle products, is designed to create happiness through movement. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 760 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact:	Media Contact:

Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	April 29, 2023	% of Net Sales	April 30, 2022	% of Net Sales
Net sales	$835,994	100.0%	$812,762	100.0%
Cost of sales, exclusive of depreciation and amortization	326,200	39.0%	363,216	44.7%
Gross profit	509,794	61.0%	449,546	55.3%
Stores and distribution expense	331,613	39.7%	337,543	41.5%
Marketing, general and administrative expense	142,631	17.1%	122,149	15.0%
Asset impairment	4,436	0.5%	3,422	0.4%
Other operating income, net	(2,894)	(0.3)%	(3,842)	(0.5)%
Operating income (loss)	34,008	4.1%	(9,726)	(1.2)%
Interest expense, net	3,443	0.4%	7,307	0.9%
Income (loss) before income taxes	30,565	3.7%	(17,033)	(2.1)%
Income tax expense (benefit)	12,718	1.5%	(2,187)	(0.3)%
Net income (loss)	17,847	2.1%	(14,846)	(1.8)%
Less: Net income attributable to noncontrolling interests	1,276	0.2%	1,623	0.2%
Net income (loss) attributable to A&F	$16,571	2.0%	$(16,469)	(2.0)%

Net income (loss) per share attributable to A&F
Basic	$0.33		$(0.32)
Diluted	$0.32		$(0.32)

Weighted-average shares outstanding:
Basic	49,574		52,077
Diluted	51,467		52,077

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended April 29, 2023
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$4,436	$4,436	$—
Operating income	34,008	(4,436)	38,444
Income before income taxes	30,565	(4,436)	35,001
Income tax expense (3)	12,718	(1,187)	13,905
Net income attributable to A&F	16,571	(3,249)	19,820

Net income per diluted share attributable to A&F	$0.32	$(0.06)	$0.39
Diluted weighted-average shares outstanding:	51,467		51,467
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store impairment charges of $4.4 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended April 30, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$3,422	$3,422	$—
Operating loss	(9,726)	(3,422)	(6,304)
Loss before income taxes	(17,033)	(3,422)	(13,611)
Income tax benefit (3)	(2,187)	(918)	(1,269)
Net loss attributable to A&F	$(16,469)	$(2,504)	$(13,965)

Net loss per diluted share attributable to A&F	$(0.32)	$(0.05)	$(0.27)
Diluted weighted-average shares outstanding:	52,077		52,077
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $3.4 million
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended April 29, 2023 and April 30, 2022
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2023	2022	% Change
Net sales
GAAP (1)	$835,994	$812,762	3%
Impact from changes in foreign currency exchange rates (2)	—	(8,597)	1%
Net sales on a constant currency basis	$835,994	$804,165	4%

Gross profit	2023	2022	BPS Change (3)
GAAP (1)	$509,794	$449,546	570
Impact from changes in foreign currency exchange rates (2)	—	(12,601)	100
Gross profit on a constant currency basis	$509,794	$436,945	670

Operating income (loss)	2023	2022	BPS Change (3)
GAAP (1)	$34,008	$(9,726)	530
Excluded items (4)	(4,436)	(3,422)	(10)
Adjusted non-GAAP	$38,444	$(6,304)	540
Impact from changes in foreign currency exchange rates (2)	—	(8,639)	110
Adjusted non-GAAP constant currency basis	$38,444	$(14,943)	650

Net income (loss) attributable to A&F	2023	2022	$ Change
GAAP (1)	$0.32	$(0.32)	$0.64
Excluded items, net of tax (4)	(0.06)	(0.05)	(0.01)
Adjusted non-GAAP	$0.39	$(0.27)	$0.66
Impact from changes in foreign currency exchange rates (2)	—	(0.12)	0.12
Adjusted non-GAAP constant currency basis	$0.39	$(0.39)	$0.78

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of $4.4 million pre-tax store asset impairment charges for the current year and $3.4 million pre-tax store asset impairment charges for the prior year, respectively.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Net Sales by Brand and Geography
Thirteen Weeks Ended April 29, 2023 and April 30, 2022
(in thousands, except percentage changes)
(Unaudited)

	2023	2022			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by brand:
Abercrombie (2)	436,044	383,928	(3,414)	380,514	14%	15%
Hollister (3)	$399,950	$428,834	$(5,183)	$423,651	(7)%	(6)%
Total company	$835,994	$812,762	$(8,597)	$804,165	3%	4%

	2023	2022			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by region: (4)
United States	$636,117	$585,106	$—	$585,106	9%	9%
EMEA	139,258	163,969	(5,046)	158,923	(15)%	(12)%
APAC	33,333	29,897	(1,395)	28,502	11%	17%
Other (5)	27,286	33,790	(2,156)	31,634	(19)%	(14)%
International	$199,877	$227,656	$(8,597)	$219,059	(12)%	(9)%
Total company	$835,994	$812,762	$(8,597)	$804,165	3%	4%

(1)The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(2)Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(3)Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.
(4)Net sales by geographic area are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(5)Other includes all sales that do not fall within the United States, EMEA, or APAC regions, which are derived primarily in Canada.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 29, 2023	January 28, 2023	April 30, 2022
Assets
Current assets:
Cash and equivalents	$446,952	$517,602	$468,378
Receivables	106,149	104,506	88,807
Inventories	447,806	505,621	562,510
Other current assets	107,684	100,289	93,179
Total current assets	1,108,591	1,228,018	1,212,874
Property and equipment, net	550,810	551,585	497,976
Operating lease right-of-use assets	692,699	723,550	671,991
Other assets	205,978	209,947	224,462
Total assets	$2,558,078	$2,713,100	$2,607,303

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$221,587	$258,895	$311,352
Accrued expenses	340,331	413,303	320,681
Short-term portion of operating lease liabilities	188,520	213,979	195,599
Income taxes payable	19,023	16,023	25,400
Total current liabilities	769,461	902,200	853,032
Long-term liabilities:
Long-term portion of operating lease liabilities	$682,996	$713,361	$662,322
Long-term borrowings, net	297,172	296,852	303,901
Other liabilities	97,476	94,118	83,243
Total long-term liabilities	1,077,644	1,104,331	1,049,466
Total Abercrombie & Fitch Co. stockholders’ equity	701,857	694,841	695,361
Noncontrolling interests	9,116	11,728	9,444
Total stockholders’ equity	710,973	706,569	704,805
Total liabilities and stockholders’ equity	$2,558,078	$2,713,100	$2,607,303

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022
Operating activities
Net cash used for operating activities	$(560)	$(217,787)

Investing activities
Purchases of property and equipment	$(46,391)	$(26,292)
Proceeds from sale of property and equipment	—	7,751
Net cash used for investing activities	$(46,391)	$(18,541)

Financing activities
Purchases of common stock	—	(100,000)
Other financing activities	(21,956)	(16,945)
Net cash used for financing activities	$(21,956)	$(116,945)

Effect of foreign currency exchange rates on cash	$(1,998)	$(2,617)
Net decrease in cash and equivalents, and restricted cash and equivalents	$(70,905)	$(355,890)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$527,569	$834,368
Cash and equivalents, and restricted cash and equivalents, end of period	$456,664	$478,478

Abercrombie & Fitch Co.
Store Count

	Thirteen Weeks Ended April 29, 2023
	Abercrombie (1)		Hollister (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
January 28, 2023	180	53	380	149	560	202	762
New	1	2	1	2	2	4	6
Permanently closed	(2)	(1)	(4)	(3)	(6)	(4)	(10)
April 29, 2023	179	54	377	148	556	202	758
(1)Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes 22 international franchise stores as of April 29, 2023, and 23 international franchise stores as of January 28, 2023.
(2)Hollister includes the company’s Hollister and Gilly Hicks brands. Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes 13 international franchise stores as of April 29, 2023, and 12 international franchise stores as of January 28, 2023 Excludes 20 company-operated temporary stores as of April 29, 2023 and 16 company-operated temporary stores January 28, 2023.
(3)This store count excludes one international third-party operated multi-brand outlet store as of each of April 29, 2023 and January 28, 2023.